EXHIBIT 10.14
RESOLUTIONS OF THE
BANCWEST CORPORATION
EXECUTIVE COMMITTEE
May 18, 2005

Re: Amendment No. 3 to Directors’ Retirement Plan
Upon motion duly made and seconded the following resolution was approved by the committee:
     WHEREAS, the Executive Committee has determined that it is in the best interests of this corporation to phase out participation in the Directors’ Retirement Plan (the “Plan”) of individuals who are not members of the BancWest Corporation Board of Directors;
     IT IS RESOLVED, that Section 3.1 of the Plan is amended by adding the following text as the final sentence of that section:
Notwithstanding any other language of this Section 3.1, or any other provision of the Plan, no one shall be eligible to participate in the Plan by reason of service on the Board of Directors of the Corporation or any of its subsidiaries unless his or her service as a director commenced prior to January 1, 2005.